UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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GAS NATURAL INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Christopher J. Hubbert, Esq.

Kohrman Jackson & Krantz LLP

1375 East Ninth Street, 29th Floor

Cleveland, Ohio 44114

216-696-8700

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On July 13, 2016, Gas Natural Inc. issued the following letter to its shareholders:

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 216-202-1509

July 13, 2016

Dear Fellow Shareholder,

Your vote is especially important at this year’s annual meeting of shareholders. If you have already voted the GREEN proxy card, thank you! If you have not yet voted, or if you have voted the white proxy card, please continue reading and vote your GREEN proxy card today.

Richard M. Osborne has nominated himself and five other candidates for election as directors. Richard Osborne claims that he and his nominees are more qualified to run your company than your current board. In fact, nothing is further from the truth.

•	Richard Osborne and Darryl L. Knight, one of his nominees, are disgruntled former employees.

•	We fired Richard Osborne as chairman and CEO of the company in May 2014 for, in part, failing to follow board directives. He retaliated by physically assaulting a director, suing the company, its officers, directors and agents nine times and sabotaging gas supplies to our customers.

•	We fired Darryl Knight in September 2014 due to his mismanagement of our North Carolina utility, which was cited with a disallowance in excess of $2.4 million. After his dismissal, Darryl Knight started a company with Richard Osborne that has illegally stolen customers from our Ohio utilities.

Now, Richard Osborne is seeking to regain control of your company. You may have received a proxy statement, white proxy card and other solicitation materials from the self-proclaimed “Committee to Re-Energize Gas Natural” which was formed by Richard Osborne. Please DO NOT return or vote any WHITE proxy card sent to you by Richard Osborne and his so-called “committee.” If you have already submitted a white proxy card, you can change your vote by submitting a GREEN one today. We strongly recommend that you elect our highly qualified leaders by voting FOR all of your board’s experienced nominees on the enclosed GREEN proxy card and returning it in the prepaid envelope provided for your convenience.

You may be asking yourself, how did this happen? To understand, we have to look back several years.

Richard Osborne’s Financial Meltdown

Richard Osborne has told you that he is a successful businessman who turned your company around, only to have it fall into ruin after he left. But there is a great deal that Richard Osborne hasn’t told you, and the truth is quite different.

Many of Richard Osborne’s companies were built on excessive debt, and beginning in 2009, when he started to default on his loans, the banks foreclosed on him. In the last five years alone, Richard Osborne and his companies have been subject to more than a dozen judgments to the tune of nearly $100 million and several of his companies fell into receivership. Three of Richard Osborne’s energy companies that we do business with were forced into bankruptcy in 2012 and are currently being liquidated. Most recently, the IRS notified us of a levy on Richard Osborne personally for more than a million dollars in back taxes.

Richard Osborne currently owns fewer than 5,000 shares, or less than one tenth of one percent of our outstanding stock. He claims he doesn’t own any shares because they aren’t a good investment now that he isn’t running the company. But the truth is that he started selling shares four years before he was fired. From a high of 2.5 million shares at the beginning of 2010, Richard Osborne sold millions of his shares to pay at least three different banks, until he had only 185,000 shares left when he was dismissed. More recently, he sold nearly all of his remaining shares in order to finance his last ditch proxy campaign to regain control of your company. The following chart graphically illustrates the precipitous decline in his stock ownership as he sold shares in a desperate attempt to pay down some of his debt:

Richard Osborne hadn’t yet had an opportunity to drag Gas Natural into bankruptcy before your board removed him. But his personal financial crisis didn’t leave your company unscathed.

Transactions with Richard Osborne Run Amok

Under financial duress, Richard Osborne proposed more and more related party transactions with the company, which increased dramatically after 2009. For example, from 2012 to 2013 alone, payments to Richard Osborne’s companies for goods and services not subject to fluctuations in weather or the price of natural gas increased by millions of dollars, more than doubling. And while payments to Richard Osborne’s companies skyrocketed, the amounts those companies owed to Gas Natural, but were unable to pay, ballooned as well — he took the company’s cash but failed to pay his own bills. Up until the end, just before he was removed, he was still trying to sell us assets from his bankrupt companies in order to save them from liquidation.

Richard Osborne protests that all of these transactions were for the good of Gas Natural, not him. He claims the Public Utilities Commission of Ohio (PUCO) did not object to these transactions. But the truth is that the PUCO objected strenuously, and ordered refunds to customers in excess of $2.0 million for payments our Ohio utilities made to Richard Osborne’s companies, resulting in a reduction of $0.21 in our earnings per share. Richard Osborne claims he is “looking out for your interests.” But he didn’t return the disallowed amounts. No, instead Richard Osborne pocketed the money and you were the one who paid for it. Richard Osborne benefitted from transactions with Gas Natural at your expense.

Richard Osborne has also told you that all of the transactions with his companies were approved by our board. This too, is false. In fact, Richard Osborne began having Gas Natural employees enter into agreements with his companies without board approval, or even review, as required by the company’s accounting and ethics policies. We have fully disclosed this in our proxy statements. At one point, Richard Osborne had Gas Natural’s now-former controller, who had been an employee of his before joining Gas Natural, pay a total of $202,000 to two of his bankrupt companies, allegedly for natural gas purchased. But no gas changed hands, there was no backup for these charges, they were never presented to the board for approval, and the fees were never passed on to our customers, as would have been standard practice if they were legitimate costs. We have sued Richard Osborne to recover these funds.

Before all of this came to light and your board was aware of the full extent of the problem, the directors took action to curtail the transactions with Richard Osborne. But he refused to comply with the board’s direction. Perhaps his need for cash was stronger than his fiduciary duty to you. Ultimately, to protect your company, the board removed Richard Osborne. This is the man who is seeking control of your company. Would your company survive another round with Richard Osborne at the helm?

A Crisis of Leadership Under Richard Osborne

Richard Osborne continues to gloss over the issues your company faced in early 2014 because they tell a very different story than the one he would like you to believe. In fact, he left the company in a regulatory and litigation quagmire. Your board is addressing the numerous problems he left behind, including:

•	In November 2013 the PUCO initiated a management audit of our Ohio utilities due to significant concerns over transactions with Richard Osborne and senior management’s lack of utility experience. Although we were able to settle the management audit after Richard Osborne’s removal, we spent more than $300,000 on the management audit alone.

•	In November 2013, we discovered a material weakness in our accounting controls and procedures relating to gas purchased from Richard Osborne’s companies. Our independent financial auditors resigned in the wake of the discovery.

•	Shareholders have sued Gas Natural five times because of Richard Osborne’s treatment of the Ohio utilities and related party payments he received. This draining litigation is ongoing and has cost us nearly $1.5 million to date, resulting in a reduction of $0.15 in our earnings per share.

We are still paying for Richard Osborne’s past mistakes and that has hurt your company’s financial performance subsequent to his dismissal.

Richard Osborne continues to claim these aren’t significant issues. He attempts to mask these very real problems by manufacturing false ones. For example, he claims the board raised compensation at the “only meeting” he ever missed. This simply isn’t true and is the height of hypocrisy. Richard Osborne was present at every meeting where board compensation was increased and never objected. In fact, he took every board fee himself, despite the fact that we were already paying him to serve as CEO. In March 2014, before he was removed, annual board compensation was increased to $60,000 in cash and stock worth $20,000. Richard Osborne voted for the increase. This March, your board decreased annual compensation to $48,000 in cash and $20,000 in stock. This is just another example of Richard Osborne’s lies. Don’t be fooled.

We Are Transforming Gas Natural

Your board and management team are transforming Gas Natural. We have made solid progress repairing the damage Richard Osborne did to your company. We have been — and will continue to be — the agents of change for your company. In the last two years, we have:

•	Grown our customer base 31% and 26% in our emerging markets of Maine and North Carolina, respectively, in addition to moderate growth in our more mature markets of Ohio and Montana.

•	Disposed of resource-demanding, low return operations in Wyoming, Kentucky, Pennsylvania and Ohio and generated nearly $20 million in cash from the divestitures.

•	Requested regulatory approvals for a complete refinancing of our debt that simplifies our balance sheet, provides greater financial flexibility and will further facilitate growth.

According to Richard Osborne, we are “regurgitating platitudes” and “spitting unsubstantiated vitriol” at him. This comes from the man who has written vulgar and accusatory letters to you, our shareholders, calling our then-chairman a “panty sniffer.” Far from platitudes, we have taken concrete steps to put your company back on a sound financial footing while Richard Osborne hasn’t articulated any plan for the company.

You have a choice. We can only assume that if elected to your board, Richard Osborne would attempt to return to the same self-serving policies that he followed in the past, threatening to destroy the strides we have made to rehabilitate your company since his ouster. Richard Osborne complains that we are using “scare tactics” to obtain your vote. For once, he's right. Because we think the prospect of Richard Osborne returning to the company should scare you. We ask that you NOT vote the WHITE proxy card. If you have already done so, you can change your vote by submitting the GREEN proxy card.

Vote for the Future and ALL Shareholders, Not for the Past and Richard Osborne

We strongly recommend that you elect our highly qualified leaders by voting FOR all of your board’s experienced nominees — Michael B. Bender, James P. Carney, Richard K. Greaves, Robert B. Johnston, Gregory J. Osborne and Michael R. Winter — on the enclosed GREEN proxy card and returning it in the prepaid envelope provided for your convenience.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Michael R. Winter

Chairman of the Board

IF YOU HAVE ALREADY VOTED THE GREEN PROXY CARD, THANK YOU!

IF YOU HAVE NOT VOTED — YOUR VOTE IS IMPORTANT!

NO MATTER HOW MANY OR FEW SHARES YOU OWN

Please follow the easy instructions on the enclosed GREEN proxy card.

If you have any questions or need assistance in voting your shares, please contact:

Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and brokers call collect: (212) 269-5550

All others call toll free: (800) 821-8780

Important Shareholder Information

Gas Natural will hold its 2016 Annual Meeting of Shareholders on July 27, 2016. The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a definitive proxy statement together with a GREEN proxy card in connection with the 2016 Annual Meeting. The definitive proxy statement contains important information about the Company, the 2016 Annual Meeting, and related matters.

COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD, AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE AS THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the 2016 Annual Meeting. Information regarding the Company’s directors and executive officers is contained in the Company’s annual report on Form 10-K/A filed with the SEC on April 27, 2016, and definitive proxy statement filed with the SEC on June 21, 2016.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Gas Natural Investor Relations at (716) 843-3821. Such materials are also available at http://proxy.egas.net.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include, but are not limited to the Company’s ability to consummate the corporate reorganization and debt refinancing on terms that are acceptable to the Company, or at all; the Company's ability to successfully integrate the operations of the companies it has acquired and consummate additional acquisitions; the Company's continued ability to make or increase dividend payments; the Company's ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company's ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company's control; the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission; and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.